                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

Filed by Registrant:                        [X]
Filed by a Party other than the Registrant: [ ]

Check the appropriate box:

[ ]   Preliminary Proxy Statement
[ ] Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2))
[X]   Definitive Proxy Statement
[ ]   Definitive Additional Materials
[ ]   Soliciting Materials Pursuant to Section. 240.14a-11(c) or
      Section. 240.14a-12

                             CHASE INDUSTRIES INC.
-------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                             CHASE INDUSTRIES INC.
-------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X]   No fee required.
[ ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      1) Title of each class of securities to which transaction applies:

      2) Aggregate number of securities to which transaction applies:

      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:(1)

      4) Proposed maximum aggregate value of transaction:


(1) Set forth amount on which the filing is calculated and state how it was determined.

[ ]   Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      1) Amount Previously Paid:

      2) Form, Schedule or Registration Statement No.:

      3) Filing Party:

      4) Date Filed:

                             CHASE INDUSTRIES INC.

                             ---------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 25, 1999

     The Annual Meeting of Stockholders of Chase Industries Inc. (the "Company") will be held at the offices of Fulbright & Jaworski L.L.P., 666 5th Avenue, 31st Floor, Room GH, New York, New York, on May 25, 1999, at 10:00 a.m. for the following purposes:

          1. To elect seven (7) directors of the Company, each to serve until the 2000 annual meeting of stockholders of the Company or until his successor is elected and qualified;

          2. To ratify the appointment of PricewaterhouseCoopers LLP as the independent accountants for the Company for the year ending December 31, 1999; and

          3. To consider and transact such other business as may properly come before the meeting or any adjournment thereof.

     A copy of the Proxy Statement in which the foregoing matters are described in more detail accompanies this Notice of Annual Meeting of Stockholders.

     The transfer books of the Company will not be closed, but only stockholders of record at the close of business on March 29, 1999, are entitled to notice of and to vote at the meeting or any adjournment thereof. A complete list of these stockholders will be available for examination at the offices of Vinson & Elkins L.L.P. located at 1325 Avenue of the Americas, New York, New York 10019 during normal business hours for ten days before the meeting.

     Please sign, date and return your proxy in the enclosed return envelope as promptly as possible. You may revoke your proxy at any time before the shares to which it relates are voted at the meeting.

                                            By Order of the Board of Directors
                                      /s/ MICHAEL T. SEGRAVES

                                            MICHAEL T. SEGRAVES
                                            Secretary

April 2, 1999

                             ---------------------

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE ANNUAL MEETING OF STOCKHOLDERS OF THE COMPANY IN ORDER THAT THE PRESENCE OF A QUORUM MAY BE ASSURED. WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE MEETING, PLEASE COMPLETE AND SIGN THE ACCOMPANYING FORM OF PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

                             CHASE INDUSTRIES INC.
                             14212 COUNTY ROAD M-50
                             MONTPELIER, OHIO 43543

                             ---------------------

                                PROXY STATEMENT
                             ---------------------

           ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 25, 1999
                             ---------------------

    SOLICITATION OF PROXIES BY THE BOARD OF DIRECTORS AND REVOCATION THEREOF

     The accompanying Proxy is solicited by the Board of Directors of Chase Industries Inc. (the "Company") for use at the Annual Meeting of Stockholders of the Company to be held at the offices of Fulbright & Jaworski L.L.P., 666 5th Avenue, 31st Floor, Room GH, New York, New York, on May 25, 1999, at 10:00 a.m., or any adjournment thereof (the "Annual Meeting"). The approximate date on which this Proxy Statement and accompanying Proxy are first being sent to stockholders is April 6, 1999.

     The common stock of the Company, par value $.01 per share ("Common Stock"), can be voted at the Annual Meeting only if the holder is present or represented by proxy at the Annual Meeting. A stockholder executing and returning the Proxy may revoke it at any time before it is exercised by giving written notice of the revocation to the Secretary of the Company or by executing and delivering to the Company a later-dated Proxy. Attendance at the Annual Meeting will not be effective to revoke the Proxy unless written notice of revocation also has been delivered to the Secretary of the Company before the Proxy is exercised.

     The record date for the stockholders entitled to notice of and to vote at the Annual Meeting is the close of business on March 29, 1999 (the "Record Date").

                               QUORUM AND VOTING

     The only class of outstanding voting securities of the Company is Common Stock. As of the close of business on the Record Date, there were 9,084,052 shares of Common Stock outstanding and entitled to vote at the Annual Meeting and 6,150,118 shares of nonvoting common stock, par value $.01 per share ("Nonvoting Common Stock"), outstanding. Each share of Nonvoting Common Stock is convertible into one share of Common Stock at the option of the holder thereof to the extent the conversion does not result in such holder or its affiliates, directly or indirectly, owning or controlling a greater number of securities of any kind issued by the Company than such holder and its affiliates are permitted to own or control under the Small Business Investment Act of 1958, the Bank Holding Company Act of 1956, and the regulations promulgated thereunder.

     Holders of Common Stock of record at the close of business on the Record Date are entitled to one vote for each share held on all matters submitted to a vote of stockholders at the Annual Meeting or any adjournment thereof. Shares of Common Stock issued upon the conversion of any Nonvoting Common Stock after the Record Date will not be entitled to be voted at the Annual Meeting or any adjournment thereof. The holders of shares of Common Stock do not have cumulative voting rights.

     The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock entitled to vote is necessary to constitute a quorum at the Annual Meeting. If a quorum is not present (either in person or by proxy), the stockholders entitled to vote who are present in person or by proxy have the power to adjourn the Annual Meeting from time to time without notice, other than an announcement at the Annual Meeting, until a quorum is present. At any adjourned Annual Meeting at which a quorum is present in person or by proxy, any business may be transacted that might have been transacted at the Annual Meeting as originally notified.

     Votes cast by proxy or in person at the Annual Meeting will be tabulated by an automated system administered by the Company's transfer agent and will determine whether or not a quorum is present. Abstentions and broker non-votes are treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum for the transaction of business. Abstentions and broker non-votes are tabulated separately, with abstentions counted in tabulations of the votes cast on a proposal for purposes of determining whether a proposal has been approved while broker non-votes relating to a proposal are not counted as a vote cast with respect to that proposal.

     The election of directors will be determined by plurality vote and the ratification of the appointment of PricewaterhouseCoopers LLP requires the approval of a majority of the outstanding shares of Common Stock that are present at the Annual Meeting in person or by proxy and entitled to vote thereon. Therefore, abstentions will have a neutral effect on the election of directors and will have the effect of votes against the proposal to ratify the selection of independent accountants, whereas broker non-votes will have a neutral effect on the election of directors and the proposal to ratify the selection of independent accountants.

     Shares represented by each Proxy that is properly executed and returned and upon which no contrary instructions are indicated about a specified matter will be voted as follows with respect to the specified matter: FOR the election of the seven persons named in this Proxy Statement as the nominees of the Board of Directors of the Company (the "Board of Directors") for election to the Board of Directors; FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the independent accountants for the Company for 1999; and in accordance with the discretion of the holders of the Proxy with respect to any other business that properly comes before the stockholders at the Annual Meeting. Although management currently is not aware of any other business that may come before the stockholders at the Annual Meeting, pursuant to Rule 14a-4(c) of the Securities Exchange Act of 1934 (the "Exchange Act") the Company will have discretionary voting authority with respect to proxies submitted for the 1999 Annual Meeting on any matter for which notice thereof is first provided to the Company after March 15, 1999, without including any discussion of such matter in this Proxy Statement.

                                  PROPOSAL 1.

                             ELECTION OF DIRECTORS

     The Board of Directors currently consists of seven members. The Board of Directors has designated the following nominees for election as directors of the Company, with their terms to expire at the annual meeting of stockholders in 2000 or until their successors are elected and qualified:

                                Martin V. Alonzo
                              Raymond E. Cartledge
                              Charles E. Corpening
                               Donald J. Donahue
                                John R. Kennedy
                              Thomas F. McWilliams
                               William R. Toller

     Each nominee currently is a director of the Company. For information about each nominee, see "Directors and Executive Officers" below.

     Should any nominee named in this Proxy Statement for the office of director become unable or unwilling to accept nomination or election, the person acting under the Proxy will vote for the election, in his stead, of any other person whom the Board of Directors recommends. The Board of Directors has no reason to believe that any nominee named above will be unable or unwilling to serve if elected.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION OF THE NOMINEES.

                        DIRECTORS AND EXECUTIVE OFFICERS

GENERAL

     The Board of Directors currently consists of one person who is an employee of the Company and six persons who are not employees of the Company (i.e., outside directors). Set forth below are the names, ages and positions of the Company's directors and executive officers as of the Record Date.

                        NAME                           AGE                 POSITIONS(S)
                        ----                           ---                 ------------
Martin V. Alonzo.....................................  67    Chairman of the Board, President, Chief
                                                               Executive Officer and Director
Duane R. Grossett....................................  64    President and Chief Operating Officer of
                                                               CBCC*
Parry D. Katsafanas..................................  51    President and Chief Operating Officer of
                                                               Leavitt+
Michael T. Segraves..................................  54    Chief Financial Officer, Vice President
                                                             and Secretary
Raymond E. Cartledge.................................  69    Director
Charles E. Corpening.................................  33    Director
Donald J. Donahue....................................  74    Director
John R. Kennedy......................................  68    Director
Thomas F. McWilliams.................................  56    Director
William R. Toller....................................  68    Director

---------------

* Chase Brass & Copper Company, Inc. ("CBCC"), is a wholly-owned subsidiary of the Company through which the Company conducts its brass rod operations.

+ Leavitt Tube Company, Inc. ("Leavitt"), is a wholly-owned subsidiary of the Company through which the Company conducts its steel tube operations.

     The current term of office of each director will expire at the Annual Meeting. At each annual meeting of stockholders, successors to the directors will be elected to serve until the next annual meeting of stockholders and until their successors are elected and qualified.

     Executive officers of the Company are appointed by and serve at the discretion of the Board of Directors.

     The Company, Citicorp Venture Capital Ltd. ("CVC" ) and Mr. Alonzo are parties to a Voting Agreement (the "Voting Agreement") pursuant to which the Company has agreed to use its best efforts to cause up to two designees of CVC and one designee of Mr. Alonzo to be nominated for election as directors of the Company, and each of CVC and Mr. Alonzo have agreed to vote their respective shares of Common Stock in favor of such designees. Pursuant to the Voting Agreement, at any time the Board of Directors consists of five or more directors and CVC owns 20% or more of the outstanding Common Stock (after giving effect to the full conversion of all outstanding shares of Nonvoting Common Stock), CVC will be entitled to two such designees, and at any time the Board of Directors consists of fewer than five directors or CVC owns less than 20% of the outstanding Common Stock (after giving effect to the full conversion of all outstanding shares of Nonvoting Common Stock), CVC will be entitled to one such designee. CVC has designated Charles E. Corpening and Thomas F. McWilliams as its director nominees and Mr. Alonzo has designated himself as a director nominee pursuant to the Voting Agreement.

     The Company's existing bank credit facility also requires Mr. Alonzo to continue to serve on the Board of Directors as long as he is physically able to do so.

     There are no family relationships among the directors or executive officers and, except as to the designation of Messrs. Corpening, McWilliams and Alonzo as director nominees pursuant to the Voting

Agreement, there were no arrangements or understandings between any such director or executive officer and any other person pursuant to which his selection as a director or an officer was made.

     Set forth below is certain biographical information regarding the executive officers and directors of the Company.

     Martin V. Alonzo. Mr. Alonzo has served as Chairman of the Board, President and Chief Executive Officer ("CEO") of the Company since the Company began operations in August 1990. Mr. Alonzo also served as President of Leavitt from August 1996 until March 1997. From 1987 until 1990, Mr. Alonzo pursued entrepreneurial opportunities, which included advising the Maxxam Group in connection with its acquisition of Kaiser Aluminum Corporation and, in conjunction with CVC, analyzing prospective acquisitions, primarily of metals related companies. From 1967 until 1987, Mr. Alonzo was employed by AMAX, Inc., a large mining and integrated aluminum company, in various capacities, including senior vice president and president -- industrial minerals division, executive vice president and president -- specialty and light metals operations and, from 1984 until July 1987, executive vice president and chief financial officer. Mr. Alonzo also served as a director of Alumax Inc., an integrated aluminum company, from 1974 to 1987.

     Duane R. Grossett. Mr. Grossett has served as President and Chief Operating Officer of CBCC since October 1996. Prior to such time, Mr. Grossett served as a director of the Company since August 1990, a position from which he resigned after accepting the positions with CBCC in 1996. From April 1994 to April 1995, Mr. Grossett also was engaged by the Company as an independent consultant and, in such capacity, performed the functions of President and Chief Operating Officer of CBCC from April 1994 until February 1995. From 1989 until 1993, Mr. Grossett served as president and chief executive officer of Easco Corp., a manufacturer of extruded aluminum products. From 1980 until 1986, Mr. Grossett served as president of Extruded Metals Inc. and, from 1986 until 1989, as executive vice president and chief operating officer of Mueller Brass Co., Inc. (predecessor to Mueller Industries, Inc.), each a competitor of the Company.

     Parry D. Katsafanas. Mr. Katsafanas has served as President and Chief Operating Officer of Leavitt since December 1997. Prior to such time, Mr. Katsafanas served as Vice President -- Sales and Marketing of Leavitt since Leavitt acquired the steel tubing operations from UNR Industries, Inc., in August 1996. Prior to joining Leavitt, Mr. Katsafanas was employed by the steel tubing division of UNR Industries, Inc., since 1974, serving in various sales capacities, including as regional sales manager from 1981 until July 1993 and as Vice President -- Sales and Marketing from July 1993 until August 1996.

     Michael T. Segraves. Mr. Segraves has served as Vice President and Secretary of the Company since September 1996, and as Chief Financial Officer since February 1997. Prior to joining the Company, Mr. Segraves was employed from 1992 to 1996 as vice president of administration and chief financial officer of AMP Circuits, a wholly-owned subsidiary of AMP Incorporated, a manufacturer in the electronics industry. From 1990 through 1992, Mr. Segraves was chief financial officer of Browning Ferris Industries' European subsidiary, headquartered in Utrecht, The Netherlands. Prior to these positions, Mr. Segraves was employed at Ford Motor Company and Tenneco, Inc., in various financial management positions.

     Raymond E. Cartledge. Mr. Cartledge was elected as a director of the Company in May 1995. Mr. Cartledge served as chairman of the board and chief executive officer of Union Camp Corporation, a paper and packaging company, from 1986 until 1994, and as chairman of the board of Savannah Foods & Industries, Inc., until his retirement in 1997. Mr. Cartledge also serves as a director of Union Camp Corporation, Delta Air Lines Inc., Sun Company, Inc. and Blount Inc.

     Charles E. Corpening. Mr. Corpening was elected as a director of the Company in May 1995. Since 1994, Mr. Corpening has been a vice president of CVC, which beneficially owns approximately 48.3% of the outstanding Common Stock (see "Security Ownership of Certain Beneficial Owners and Management" below). Prior to joining CVC, Mr. Corpening was a vice president of Roundtree Capital Corp., a private investment firm based in Stamford, Connecticut from 1990 until 1994. Mr. Corpening was employed in the merchant banking division of the Rockefeller Group from 1988 until 1990 and worked in the mergers and acquisitions group of PaineWebber, Inc. from January 1987 until December 1988. Mr. Corpening received a masters of business administration from Columbia University Business School in 1993. Mr. Corpening also serves as a director of Davco Restaurants Inc. and Kemet Corporation.

     Donald J. Donahue. Mr. Donahue was elected as a director of the Company in November 1994. From 1987 until February 1996, Mr. Donahue served as chairman of the board of directors of Magma Copper Company, a fully-integrated producer of electrolytic copper and related products. Mr. Donahue was chairman of the board and chief executive officer of KMI Continental, Inc. ("KMI"), a natural resource conglomerate, from 1984 to 1985, and vice chairman and chief operating officer of KMI's predecessor firm from 1975 to 1984. From September 1990 until August 1993, Mr. Donahue also served as chairman of NAC Holding Corporation, a holding company for the North American Company For Life And Health Insurance.

     John R. Kennedy. Mr. Kennedy was elected as a director of the Company in November 1994. From 1975 until his retirement in 1996, Mr. Kennedy served as president and chief executive officer of Federal Paper Board Company, Inc. Mr. Kennedy also serves as a director of De Vlieg-Bullard, Inc., International Paper Company, Holnam Inc. and Spartech Corporation.

     Thomas F. McWilliams. Mr. McWilliams has served as a director of the Company since August 1990, and served as Vice President of the Company from July 1993 until September 1994. Since 1983, Mr. McWilliams has been affiliated with CVC and has served as vice president and a managing director of CVC as well as a member of CVC's investment committee. Mr. McWilliams also serves as a director of each of MMI Products, Inc., Polar Corporation, HydroChem Industrial Services, Inc., Ergo Science Corporation, Pen-Tab Industries and Airxcel Inc.

     William R. Toller. Mr. Toller was elected as a director of the Company in October 1996. From October 1990 until July 1996, Mr. Toller served as chairman and chief executive officer of Witco Corporation, a specialty chemical company. Mr. Toller currently serves as a director of Commodore Separation Technologies, Inc., FusePlus, Inc., and The United States Chamber of Commerce. Mr. Toller also is a member of the Board of Trustees of the International Center for the Disabled in New York City and the National Advisory Board of the First Commercial Bank in Little Rock, Arkansas.

MEETINGS AND COMMITTEES OF DIRECTORS

     The Board of Directors has an Audit Committee (the "Audit Committee") and a Compensation Committee (the "Compensation Committee"). The Board of Directors does not have a nominating committee.

     The Audit Committee makes recommendations to the Board of Directors concerning the selection of the Company's independent accountants, reviews and approves the scope of the annual audit and discusses internal accounting procedures and financial controls with the Company's management and auditors. The Audit Committee also reviews compliance by Company management and employees with Company policies and may initiate and supervise any special investigations it deems necessary. The members of the Audit Committee are Messrs. Donahue (Chairman), Kennedy and McWilliams, all of whom are independent outside directors. The Audit Committee held one meeting in 1998.

     The Compensation Committee is responsible for setting annual base and cash bonus compensation levels of executive officers and for establishing and administering the Company's compensation policies and practices, administering the Company's stock option plans, and supervising the administration of the Company's other employee benefit plans. The members of the Compensation Committee are Messrs. Kennedy (Chairman), Donahue and McWilliams. The Compensation Committee held two meetings in 1998.

     During 1998, the Board of Directors held five meetings. Each of the directors attended at least 75% of the aggregate of all meetings held by the Board of Directors and (if applicable) all meetings of committees of the Board of Directors on which such director served during 1998.

                            MANAGEMENT COMPENSATION

BOARD COMPENSATION

     Cash Compensation. Each member of the Board of Directors who is not an employee or officer of the Company or any subsidiary of the Company ("Non-Employee Director") receives an annual retainer of $15,000 for service as a director, plus $1,000 for each meeting of the Board of Directors attended and $500 for each meeting of a committee of the Board of Directors attended, and reimbursement of all ordinary and necessary expenses incurred in attending any meeting of the Board of Directors or any committee of the Board of Directors. Employees of the Company who also serve as members of the Board of Directors do not receive any additional compensation for service as a director, but are reimbursed for related expenses.

     Stock Option Awards. Each Non-Employee Director is granted, on the date such person is elected or appointed as a director, stock options to purchase 7,500 shares of Common Stock at an exercise price equal to the average closing price of the Common Stock on the New York Stock Exchange for the five trading days immediately preceding the date of grant (the "Average Fair Market Value"). All stock options granted to Non-Employee Directors vest in equal proportions on each of the first five anniversaries of the date of grant, provided that the person has been a director of the Company continuously through that date. Non-Employee Directors reelected to successive terms do not receive additional grants of stock options upon any such reelection. Prior to May 14, 1997, these grants of stock options were made pursuant to the Company's 1994 Long-Term Incentive Plan (the "1994 Incentive Plan"). As of May 14, 1997, all such awards are to be made pursuant to the Company's 1997 Non-Employee Director Stock Option Plan, as amended, (the "Director Stock Option Plan").

     Also, pursuant to the Director Stock Option Plan, each Non-Employee Director may elect to defer all or a portion (in 25% increments) of such director's annual cash retainer for a calendar year and, if such director elects to defer all or a portion of his or her annual retainer, such Non-Employee Director also may elect to defer the total amount of the fees that such director is entitled to receive for attending board and committee meetings, and receive, in lieu thereof, stock options equal to the value of such deferred retainer and meeting fees. Stock options granted in lieu of a director's deferred retainer and meeting fees will be granted as of the last day of each calendar quarter (the date on which the meeting fees for such quarter and the quarterly payments of the annual cash retainer are paid, in arrears) in the year to which the election relates. The number of stock options granted each quarter is determined by dividing the sum of (i) 25% of the total annual retainer amount deferred and
(ii) if meeting fees have been deferred, the total amount of meeting fees to which the Non-Employee Director is entitled for such calendar quarter, by 50% of the Average Fair Market Value (as defined above) for the last five trading days of that calendar quarter, and also will have an exercise price equal to 50% of that Average Fair Market Value. Each stock option granted to Non-Employee Directors in lieu of their annual retainer and, if applicable, meeting fees vests fully and is exercisable immediately upon grant. If a Non-Employee Director is elected or appointed during a calendar year and elects to receive stock options under the Director Stock Option Plan in lieu of such director's pro rated annual cash retainer for the remainder of such calendar year, the numerator of the formula will be adjusted to reflect the portion of the deferred annual cash retainer attributable to each remaining calendar quarter (or portion thereof) in the year to which any such initial election relates.

     In 1998, each of Messrs. Cartledge, Donahue and Toller elected to defer 50% of their respective annual retainers, while each of Messrs. Corpening, Kennedy and McWilliams elected to defer 100% of their respective annual retainers. For 1999, each director has elected to defer the same percentage as deferred in 1998, except for Mr. Cartledge, who has elected to defer 100% of his annual retainer. Messrs. Corpening and McWilliams elected to defer their respective fees for meetings held in 1998 subsequent to the 1998 annual stockholders meeting at which the amendment to the Director Stock Option Plan providing for deferral of the meeting fees was approved. For 1999, Messrs. Corpening, Kennedy and McWilliams have elected to defer their respective meeting fees.

     The Director Stock Option Plan provides that, upon a "change in control" of the Company, (i) all outstanding stock options will become immediately and fully vested and exercisable in full and (ii) each holder of a stock option will be granted a corresponding stock appreciation right. For the definition of "change in control" as used in the Director Stock Option Plan, see "Other Change in Control Arrangements -- Stock Option Plans" below.

COMPENSATION OF EXECUTIVE OFFICERS

     The compensation paid by the Company to its executive officers is administered by the Compensation Committee and generally consists of base salaries, annual cash incentives, equity incentives in the form of stock options, contributions to Company-sponsored 401(k) plans and miscellaneous perquisites.

     The following table sets forth the total compensation awarded to, earned by or paid by the Company to its CEO and to each of the other three executive officers of the Company whose total cash compensation exceeded $100,000 for services rendered during 1998.

                           SUMMARY COMPENSATION TABLE

                                                ANNUAL COMPENSATION(1)
                                          -----------------------------------
                                                                 OTHER ANNUAL   SECURITIES     ALL OTHER
                                                                 COMPENSATION   UNDERLYING    COMPENSATION
NAME AND PRINCIPAL POSITION       YEAR    SALARY($)   BONUS($)      ($)(2)      OPTIONS(3)       ($)(4)
---------------------------       ----    ---------   --------   ------------   ----------    ------------
Martin V. Alonzo................  1998     350,000    250,000         0           75,000(5)      45,445
  Chairman of the Board,          1997     300,000    450,000         0           55,762(6)      45,524
  President and CEO               1996     300,000    375,000         0                0         44,460
Duane R. Grossett...............  1998     225,000    140,000         0           75,000(5)      18,577
  President and Chief Operating   1997     190,000    140,000         0                0         19,071
  Officer of CBCC                 1996(7)   31,826     20,000         0           75,000(5)       4,060
Parry D. Katsafanas.............  1998     200,000          0         0           27,000(5)      16,639
  President and Chief Operating   1997     155,000     36,503         0                0         14,298
  Officer of Leavitt              1996(8)   50,000     13,050         0           18,000(5)       5,110
Michael T. Segraves.............  1998     168,750     80,000         0           30,000(5)      14,712
  Chief Financial Officer         1997     153,750     80,000         0                0         14,315
                                  1996(9)   57,313     15,000         0           30,000(5)       1,142

---------------

(1) No restricted stock awards were granted to any named executive officer during the period reported.

(2) While the named executives may have received certain perquisites in 1998, such perquisites did not exceed the lesser of $50,000 or 10% of such executive's salary and bonus.

(3) Number of Securities underlying options has been adjusted to reflect the three-for-two split of the Company's outstanding Common Stock effective June 6, 1998 (the "Stock Split").

(4) The amounts disclosed in this column for 1998 include:

    (i) premiums and imputed income paid by the Company with respect to term life insurance for the benefit of Messrs. Alonzo, Grossett, Katsafanas and Segraves in the amounts of $16,195, $5,577, $1,314 and $1,712, respectively;

    (ii) contributions by the Company to the Company's 401(k) Profit Sharing Plan in the amount of $8,000 for the benefit of each of Messrs. Alonzo, Grossett, Katsafanas and Segraves;

    (iii) contributions by the Company to the Company's 401(k) Savings and Investment Plan for the benefit of Messrs. Alonzo, Grossett, Katsafanas and Segraves in the amounts of $5,000 $5,000, $3,500 and $5,000, respectively; and

    (iv) contributions by the Company to the Company's supplemental retirement plans for the benefit of Messrs. Alonzo and Katsafanas in the amounts of $16,250 and $3,825, respectively.

(5) Options were awarded pursuant to the 1994 Incentive Plan, vest in 20% increments on each anniversary of the date of grant, and have an exercise price equal to the closing price of the Common Stock as reported in the New York Stock Exchange composite transactions listing on the date of grant. See also the "Option Grants In Last Fiscal Year" table below.

(6) Stock Options were granted pursuant to the Company's 1997 Executive Deferred Compensation Stock Option Plan (the "Executive Stock Option Plan"). Under the Executive Stock Option Plan, each eligible employee may elect to defer all or a portion (in 25% increments) of such employee's annual cash bonus for such calendar year (which bonus will be determined after that calendar year end) and receive, in lieu thereof, stock options equal to the value of the deferred cash bonus. Stock options granted in lieu of an employee's foregone cash bonus are granted as of the date the annual cash bonus for the year to which an election relates is determined. The stock options related to each annual bonus amount deferred are granted in four series, with the number of stock options granted with respect to each series determined by dividing 25% of the cash bonus amount deferred by 50% of the average closing price of the Common Stock on the New York Stock Exchange for the last five trading days of each calendar quarter (in each case, the "Average Quarter-End Price") in the calendar year to which the bonus relates, with the stock options calculated for each calendar quarter representing one series. Stock options granted in each series have an exercise price equal to 50% of the Average Quarter-End price for the calendar quarter to which such series relates. Each stock option granted to eligible employee in lieu of their annual cash bonus will vest fully immediately upon grant. Mr. Alonzo was awarded a $450,000 cash bonus in 1998 for his services during 1997. Pursuant to the Executive Stock Option Plan. Mr. Alonzo had elected in 1997 to defer 100% of such cash bonus and received, in lieu thereof, options to purchase an aggregate of 55,762 shares of Common Stock (as adjusted to reflect the Stock Split), as reported in the Company's 1998 Proxy Statement. On February 10, 1998, the actual date of grant, the closing price of the Company's Common Stock was $17.96 (as adjusted to reflect the Stock Split). Mr. Alonzo did not elect to participate in the Executive Stock Option Plan for 1998.

(7) Mr. Grossett accepted the position as President and Chief Operating Officer of CBCC effective October 28, 1996. Prior to such date, Mr. Grossett served only as a Non-Employee Director, and compensation reported for 1996 reflects compensation for the period from October 28 through December 31.

(8) Mr. Katsafanas was first employed by Leavitt on August 30, 1996, and compensation reported for 1996 reflects compensation for the period from August 30 through December 31.

(9) Mr. Segraves was first employed by the Company on September 23, 1996, and compensation reported for Mr. Segraves for 1996 reflects compensation from September 23, 1996, through December 31, 1996.

     The following table sets forth options granted during 1998 to the executive officers named in the Summary Compensation Table ("Named Executive Officers"). No stock appreciation rights were granted during 1998.

                      OPTION GRANTS IN LAST FISCAL YEAR(1)

                           NUMBER OF     % OF TOTAL                   MARKET
                           SECURITIES     OPTIONS                    PRICE ON                  GRANT DATE
                           UNDERLYING    GRANTED TO    EXERCISE      DATE OF                    PRESENT
                            OPTIONS     EMPLOYEES IN     PRICE        GRANT       EXPIRATION     VALUE
NAME                       GRANTED(#)   FISCAL YEAR    ($/SHARE)   ($/SHARE)(2)      DATE        ($)(3)
----                       ----------   ------------   ---------   ------------   ----------   ----------
Martin V. Alonzo(4)......   75,000(5)       17.8         17.96        17.96        02/10/08     543,000
Duane R. Grossett........   75,000(5)       17.8         17.96        17.96        02/10/08     543,000
Parry D. Katsafanas......   27,000(5)        6.4         17.96        17.96        02/10/08     195,480
Michael T. Segraves......   30,000(5)        7.1         17.96        17.96        02/10/08     217,200

---------------

(1) All of the stock option information set forth in the table has been adjusted to reflect the Stock Split.

(2) The grant date market price reported represents the closing market price of the Common Stock on February 10, 1998, the actual date of grant, adjusted to give effect to the Stock Split.

(3) The grant date present value was determined by using a modified Black-Scholes pricing model with the following assumptions and adjustments:
    (i) stock price volatility of 29.16%, calculated using monthly stock prices of the Company's peer group used in the Performance Graph contained in this Proxy Statement for the period of years during and prior to the grant date equal to the expected term of the option as specified in clause (iv) below;
    (ii) risk-free rates of return of 5.61 % representing the interest rates on 6 year U.S. Treasury securities on the date of grant; (iii) no dividends paid on the Company's Common Stock consistent with current Company practice; and (iv) an assumed exercise date of 6 years.

    The Company's use of this model should not be construed as an endorsement of its accuracy. Whether the model's assumptions will prove to be accurate cannot be known as of the date of this Proxy Statement. The ultimate value of the options, if any, will depend on the future value of the Company's Common Stock, which cannot be forecast with reasonable accuracy, and the optionees' investment decisions.

(4) As reported in the Company's 1998 Proxy Statement, stock options to purchase 55,762 shares were awarded to Mr. Alonzo in 1998 for service in 1997. See "Summary Compensation Table" above and note 6 thereto.

(5) Options were granted pursuant to the 1994 Incentive Plan, vest in 20% increments on each anniversary of the date of grant, and have an exercise price equal to the closing price of the Common Stock as reported in the New York Stock Exchange composite transactions listing on the date of grant.

     The following table sets forth information with respect to options to purchase the Company's Common Stock held by the Named Executive Officers during and as of the end of fiscal year 1998. No options or stock appreciation rights were exercised by such persons during 1998.

                      AGGREGATED OPTION EXERCISES IN 1998
                       AND 1998 YEAR-END OPTION VALUES(1)

                                                               NUMBER OF               VALUE OF UNEXERCISED
                                                              UNEXERCISED                  IN-THE-MONEY
                             SHARES                             OPTIONS                      OPTIONS
                           ACQUIRED ON      VALUE            AT FY-END(#)                  AT FY-END($)
NAME                       EXERCISE(#)   REALIZED($)   EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE(2)
----                       -----------   -----------   -------------------------   ----------------------------
Mr. Alonzo...............    0             N/A              370,762/135,000          1,262,232/282,563
Mr. Grossett.............    0             N/A               45,000/105,000                 0/0
Mr. Katsafanas...........    0             N/A                12,600/32,400                 0/0
Mr. Segraves.............    0             N/A                18,000/42,000                 0/0

---------------

(1) All of the stock option information set forth in the table has been adjusted to reflect the Stock Split.

(2) Based on the closing price ($10.4375) of the Company's Common Stock on December 31, 1998, as reported in the New York Stock Exchange composite transactions listing.

EMPLOYMENT AGREEMENTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

  Employment Agreements

     Martin V. Alonzo. The Company and Mr. Alonzo are parties to an employment agreement which is effective through December 31, 1999, and automatically will be extended on a year-to-year basis unless terminated by the Company or Mr. Alonzo on 30 days' notice before the start of the following year. The employment agreement provides for a current annual salary of $300,000 (which was increased to $350,000 by the Compensation Committee effective January 1, 1998), subject to future annual increases at the discretion of the Board of Directors. Mr. Alonzo also is entitled to annual cash incentives at the discretion of the Board of Directors.

     Under the employment agreement, if Mr. Alonzo's employment is terminated in certain circumstances, including a termination by the Company in violation of the agreement or a termination by Mr. Alonzo for good reason (as defined in the employment agreement), the Company will be required to pay Mr. Alonzo a severance payment in an amount equal to one and one-half times the sum of Mr. Alonzo's then current base salary and the average of Mr. Alonzo's bonus for the three previous years. If Mr. Alonzo's employment is terminated by the Company in violation of the agreement or by Mr. Alonzo for good reason following a "change in control" of the Company, Mr. Alonzo also will be entitled (in addition to any other severance payments he may be owed) to receive a lump sum payment of cash in an amount equal to 2.99 times Mr. Alonzo's annualized includable compensation (determined within the meaning of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code")), and to continue participation for four years in all employee benefit plans in which he was entitled to participate immediately before termination of his employment (or in substantially similar plans). A "change in control" of the Company has the same meaning in Mr. Alonzo's employment agreement as discussed below under "Other Change-in-Control Arrangements -- Stock Option Plans." The Company also has agreed to reimburse Mr. Alonzo for reasonable legal fees and costs that Mr. Alonzo incurs in connection with the resolution in Mr. Alonzo's favor of any dispute or controversy under his employment agreement.

     Duane R. Grossett. CBCC entered into an employment agreement with Duane R. Grossett upon the commencement of his employment as CBCC's President and Chief Operating Officer in October 1996. Mr. Grossett's employment agreement is effective through January 4, 2000, and provides for an annual salary of $190,000 (which was increased to $225,000 by the Compensation Committee effective January 1, 1998), plus annual cash incentives at the discretion of the board of directors of CBCC and the Compensation Committee of the Company.

     If Mr. Grossett's employment is terminated by CBCC without cause (as defined in Mr. Grossett's employment agreement) or by Mr. Grossett for good reason (as defined in Mr. Grossett's employment agreement), CBCC will be required to pay to Mr. Grossett a severance payment in an amount equal to Mr. Grossett's then-current base salary and maintain for one year health insurance for the benefit of Mr. Grossett and his family to the extent in effect prior to his termination. If Mr. Grossett's employment is terminated by CBCC in violation of the agreement or by Mr. Grossett for good reason following a "change in control" of the Company or at any time after the Company ceases to own a majority of the voting stock of CBCC, Mr. Grossett also will be entitled (in addition to any other severance payments he may be owed) to receive a lump sum payment in cash in an amount equal to Mr. Grossett's prior year's bonus. A "change in control" of the Company has the same meaning in Mr. Grossett's employment agreement as discussed below under "Other Change-in-Control Arrangements -- Stock Option Plans." CBCC also has agreed to reimburse Mr. Grossett for reasonable legal fees and costs that Mr. Grossett incurs in connection with the resolution in Mr. Grossett's favor of any dispute or controversy under his employment agreement.

  Other Change-in-Control Arrangements

     Stock Option Plans

     The 1994 Incentive Plan provides for the granting of incentive awards to the Company's officers and employees in the form of stock options, stock appreciation rights and restricted stock. Pursuant to the 1994 Incentive Plan, upon a "change in control" of the Company, (1) each holder of a stock option will be granted a corresponding stock appreciation right, (2) all outstanding stock appreciation rights and stock options will become immediately and fully vested and exercisable in full, and (3) the restriction period on any restricted stock award will be accelerated and the restrictions will expire.

     The Executive Stock Option Plan permits eligible employees to defer all or a portion of their annual cash bonus and receive, in lieu thereof, immediately exercisable stock options with a value calculated based on the value of the bonus amount deferred. See "Management Compensation -- Compensation of Executive Officers -- Summary Compensation Table" above and note 5 thereto. The Executive Stock Option Plan provides that, upon a "change in control" of the Company, each holder of a stock option will be granted a corresponding stock appreciation right.

     The Director Stock Option Plan provides for the granting of stock options to Non-Employee Directors of the Company upon their election to the Board of Directors and, at the election of each Non-Employee Director, in lieu of all or a portion of such Non-Employee Director's annual retainer and in lieu of all (but not just a portion of cash payments payable by the Company to such Non-Employee Director as compensation for attending meetings of the Board of Directors and committees thereof. The Director Stock Option Plan provides that, upon a "change in control,"(1) all outstanding stock options become immediately and fully vested and exercisable in full and (2) each holder of a stock option will be granted a corresponding stock appreciation right. In addition, if a "change in control" occurs in connection with a merger or consolidation of the Company pursuant to which the Company is not the surviving corporation, then each holder of a stock option or stock appreciation right is entitled to receive (upon payment of the exercise price, if applicable) the same consideration to which such holder would have been entitled had they exercised such stock option or stock appreciation right immediately prior to such transaction. See "Management Compensation -- Board Compensation -- Stock Option Awards" above.

     In general, under each of the 1994 Incentive Plan, the Executive Stock Option Plan and the Director Stock Option Plan (see "Management
Compensation -- Board Compensation -- Stock Option Awards" above), a "change in control" of the Company occurs in any of the following four situations: (1) a person other than (a) the Company, certain companies affiliated with the Company, benefit plans of the Company or of certain companies affiliated with the Company or of a company with the same ownership as the Company, (b) CVC or
(c) certain affiliates of CVC, acquires 50% or more of the voting power of the Company's outstanding voting securities; (2) a person described in clause (1) announces a tender offer for 50% or more of the Company's outstanding voting securities and the Board of Directors approves or does not oppose the tender offer, provided an event described in clause (1), (3) or (4) occurs within one year of such tender offer;

(3) the Company merges or consolidates with another corporation or partnership, or the Company's stockholders approve such a merger or consolidation, other than mergers or consolidations in which the Company's voting securities are converted into securities having the majority of voting power in the surviving company; or
(4) the Company liquidates or sells all or substantially all its assets, or the Company's stockholders approve such a liquidation or sale, except sales to corporations having substantially the same ownership as the Company.

  Change of Control Agreement

     The Company and Michael T. Segraves are parties to a change of control agreement which is effective through December 31, 1999, and automatically will be extended on a year-to-year basis unless terminated by the Company or Mr. Segraves on 30 days' notice before the start of the following year. If Mr. Segraves' employment with CBCC is terminated by the Company without cause (as defined in Mr. Segraves' change of control agreement) or by Mr. Segraves for good reason (as defined in Mr. Segraves' change of control agreement) following a "change in control," the Company will be required to pay to Mr. Segraves a lump sum severance payment in an amount equal to the sum of (1) Mr. Segraves' then current base salary (or, if greater, Mr. Segraves' base salary at the time of the change in control or, if applicable, the occurrence of the event giving rise to Mr. Segraves' right to terminate his employment for good reason) and (2) Mr. Segraves' prior year's bonus, and to maintain for one year health insurance for the benefit of Mr. Segraves and his family as in effect prior to the termination of his employment. For purposes of Mr. Segraves' change in control agreement, a "change in control" occurs in any of the situations that constitutes a change in control as defined above under "-- Stock Option Plans" or in the event (1) CBCC liquidates or sells all or substantially all its assets or the Company approves such a liquidation or sale, except sales to corporations owned (directly or indirectly) by the Company's stockholders in the same proportions as their ownership of the Company's stock or (2) the Company ceases to own at least a majority of the voting securities of CBCC, other than pursuant to a transaction after which all of the voting securities of CBCC (or a company into which it is merged) which are not owned by the Company are owned by the Company's stockholders in the same proportion as their ownership of the Company. The Company also has agreed to reimburse Mr. Segraves for reasonable legal fees and costs that Mr. Segraves incurs in connection with the resolution in Mr. Segraves' favor of any dispute or controversy under his change of control agreement.

INDEMNITY AGREEMENTS

     The Company has entered into indemnity agreements with each of its directors and executive officers. Those agreements require the Company, to the extent permitted under applicable law, to indemnify such persons against all expenses, judgments, fines and penalties incurred in connection with the defense or settlement of any actions brought against them by reason of the fact that they are or were directors or executive officers of the Company or assumed certain responsibilities at the direction of the Company. Each indemnification agreement also provides that, upon a potential change in control of the Company and if the indemnified director or executive officer so requests, the Company will create a trust for the benefit of the indemnified director or executive officer in an amount sufficient to satisfy payment of any liabilities and suits against which the Company has indemnified the director or executive officer. The Company expects to enter into similar agreements with persons selected to be directors and executive officers in the future.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Messrs. Kennedy, Donahue and McWilliams served as members of the Compensation Committee during 1998. None of such persons are officers or employees or former officers or employees of the Company, except for Mr. McWilliams who served as Vice President of the Company from July 1993 until September 1994. During the period that Mr. McWilliams served as Vice President of the Company, he did not receive any compensation from the Company for his service as an officer.

     None of the executive officers of the Company served as a member of the Compensation Committee or board of directors of any other company during 1998.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

STRATEGY AND OBJECTIVES

     The Company's executive compensation program is administered by the Compensation Committee, which is comprised entirely of Non-Employee Directors. The Compensation Committee determines any annual increase in the base salary of the CEO, the annual bonus to be paid to the CEO, and, based on recommendations of the CEO, the compensation to be provided to the other executive officers. The Compensation Committee also administers the 1994 Incentive Plan pursuant to which equity incentives are provided to employees at the discretion of the Compensation Committee.

     In determining compensation levels and developing compensation programs for the Company's executive officers, the Compensation Committee analyzes the relationship between base salary, annual cash incentives, equity incentives and benefits. The underlying objectives of the Company's compensation strategy include the following:

     - Attract and retain superior executive talent, and motivate those executives to achieve optimum short-term and long-term corporate operating results;

     - Align the interests of executive officers with the creation of stockholder value and ensure long-term growth orientation through equity-based plans; and

     - Provide a compensation package that recognizes individual contributions as well as overall business results.

COMPONENTS OF COMPENSATION

     The key elements of the Company's executive compensation program are base salary, annual cash bonuses and equity incentive compensation. These elements are addressed separately.

     The Compensation Committee does not exclusively use quantitative methods or mathematical formulas in setting any element of compensation. In determining each component of compensation, the Compensation Committee considers all elements of an executive's total compensation package, recommendations of the CEO (as discussed below) and other objective and subjective criteria the Compensation Committee deems appropriate with respect to each executive officer.

     Base Salaries. The base salary of each of the executive officers, other than the CEO, is reviewed annually, with adjustments made based primarily on the recommendations of the CEO. In reviewing base salaries the CEO considers various factors, including the performance of the executive officer with respect to specific objectives and increases in responsibilities. The specific objectives for each executive officer are established by such officer after consultation with the CEO, and vary for each executive position and for each year. In addition, in the first quarter of each year, the Board of Directors approves the Company's business plan developed by management for the current year. The business plan establishes objectives for the current year with respect to areas such as marketing, operations, capital expenditures and financial performance. In reviewing annual base salaries, the CEO and the Compensation Committee also consider each executive officer's responsibilities related to achieving the objectives in the business plan and, in an effort to provide competitive compensation, from time to time reviews salaries of similarly situated employees in comparator companies.

     The financial performance of the Company, primarily operating income, EBITDA (earnings before interest, taxes, depreciation and amortization) and net income, also is considered in determining annual adjustments to base salaries, but more emphasis is placed on divisional financial performance in determining annual cash bonuses rather than base salaries. When the CEO completes his reviews, he makes a recommendation to the Compensation Committee for its review and approval.

     Annual Cash Bonuses. Annual cash bonuses to executive officers, other than the CEO, are determined by the Compensation Committee based upon the recommendations of the CEO. The CEO in developing his bonus recommendations for the other executive officers, as well as the Compensation Committee in evaluating the CEO's recommendations, consider primarily the financial performance of the Company as described above, the performance of the division at which an executive officer is employed and whether such division attained or exceeded the objectives set forth in the Company's annual business plan, and the performance of the Company and the executive's division in relation to industry conditions and performance of comparable companies. The CEO and the Compensation Committee also consider individual performance which contributed to the Company's financial performance or otherwise assisted the Company's efforts to achieve the objectives set forth in its business plan. Failure of the Company or an executive's division to attain or exceed the objectives in the business plan does not, however, necessarily prevent any cash bonus from being paid, although it may affect the size of cash bonuses paid. No specific weighting was assigned to any of the factors considered in determining annual adjustments to base salaries and cash bonuses for the executive officers.

     Certain executive officers may elect to defer all or a portion of their annual cash bonus and receive, in lieu thereof, stock options under the Company's 1997 Executive Deferred Compensation Stock Option Plan as described below under "Equity Incentive Compensation."

     Equity Incentive Compensation. The Compensation Committee endorses the view that equity ownership by management is beneficial in aligning management's and stockholders' interests in the enhancement of stockholder value. The equity-based compensation plans described below facilitate equity ownership by management.

     1994 Incentive Plan. Through the 1994 Incentive Plan, the Company has utilized stock options (and has the ability to utilize stock appreciation rights and restricted stock) as components of executive compensation to ensure external competitiveness of the total executive compensation package, motivate executives to improve long-term stock performance, encourage equity ownership of the Company by executive officers and align executive interests with the enhancement of stockholder value.

     In granting stock options or other stock-based compensation under the 1994 Incentive Plan, the Compensation Committee considers the total number of shares available for future grants under the 1994 Incentive Plan, prior grants outstanding and estimated requirements for future grants. Individual awards, with the exception of grants to the CEO, generally are proposed to the Compensation Committee by the CEO. The Compensation Committee then discusses with the CEO his proposals and recommendations and determines individual awards, taking into consideration the CEO's recommendations, each participant's position and scope of responsibilities, the strategic and operational goals of the Company, the expected future performance of each participant to achieve these goals and unvested options, if any, held by each participant. Awards granted to the CEO are determined separately by the Compensation Committee based on the same criteria as grants to other employees, as well as the Compensation Committee's perception of the CEO's expected future contributions to the Company's achievement of its long-term performance goals. In granting awards under the 1994 Incentive Plan, the Compensation Committee also considers the value of long-term compensation provided by stock options held by each executive officer as compared to the Company's relative return to stockholders and to the same factors of comparable companies. The Compensation Committee historically has elected to grant more options in one lump sum, rather than grant a smaller number on an annual basis, to create an immediately meaningful incentive to enhance stockholder value in the Company at the time of grant.

     The exercise price for awards granted under the 1994 Incentive Plan, the term of such awards, the vesting of such awards and the other terms and conditions of such awards are determined by the Compensation Committee, in its discretion. All stock options previously granted to executive officers under the 1994 Incentive Plan have an exercise price equal to the market price on the date of grant and vest in 20% increments over five years from the date of grant. Stock options granted under the 1994 Incentive Plan must expire not more than ten years from their date of grant.

     Executive Stock Option Plan. In 1997, the stockholders of the Company adopted the 1997 Executive Deferred Compensation Stock Option Plan (the "Executive Stock Option Plan"), which provides for the granting of stock options to eligible executive employees of the Company and its subsidiaries, at the employee's election, in lieu of all or a portion of such employee's annual cash bonus. Under the Executive Stock Option Plan, grants of stock options are made only to those executive officers and key management personnel of the Company and its subsidiaries as the Compensation Committee from time to time may designate. The Compensation Committee designated Martin V. Alonzo (Chairman of the Board, President and CEO of the Company), Duane R. Grossett (President and Chief Operating Officer of CBCC) and Parry D. Katsafanas (President and Chief Operating officer of Leavitt) as eligible to participate in the Executive Stock Option Plan for 1998, and have designated the same individuals as eligible to participate in the Executive Stock Option Plan for 1999. See "Compensation of Executive Officers" above. None of Messrs. Alonzo, Grossett or Katsafanas elected to participate in the Executive Stock Option Plan for 1998.

     Compensation Review. The Compensation Committee engaged William M. Mercer, Incorporated ("Mercer"), an executive compensation consultant, to review the Company's 1997 compensation program for the Company's CEO, Martin V. Alonzo, and the officers of CBCC and Leavitt. Mercer compared the Company's compensation program for these officers with a broad group of companies deemed comparable for compensation purposes, which included companies in addition to companies in the peer group used in the Performance Graph below (selected on the basis of their operations in the metals manufacturing industry). The 1997 annual revenues of the Company were between the twenty-fifth percentile and the median of revenues of the companies surveyed, with the Company's 1997 stockholder return falling between the median and seventy-fifth percentile and three year stockholder return exceeding that for the comparator companies. Based on the results of its survey, Mercer provided to the Compensation Committee a comprehensive analysis of the components of and total remuneration levels for Mr. Alonzo and the officers of CBCC and Leavitt as compared to the companies surveyed. Messrs. Grossett's, Katsafanas' and Segraves' 1998 base salaries were increased to approximate between the median and seventy-fifth percentile of base salaries for their positions at the comparator companies.

COMPENSATION OF THE CEO

     The 1997 base compensation of Mr. Alonzo, the Chairman of the Board, President and CEO of the Company, was governed by the terms of the employment agreement entered into between Mr. Alonzo and the Company in November 1994 in conjunction with the Company's initial public offering. See "Management Compensation -- Compensation of Executive Officers -- Employment Agreements and Termination of Employment and Change-in-Control Arrangements." Mr. Alonzo's employment agreement provides that Mr. Alonzo's base salary will be reviewed annually and may be increased at the discretion of the Compensation Committee. Based on findings set forth in the Mercer study, Mr. Alonzo's 1997 base salary of $300,000 was below median for the companies surveyed. For 1998, the Compensation Committee increased Mr. Alonzo's base salary from $300,000 to $350,000 based on the Company's 1997 financial performance and operating accomplishments and to increase Mr. Alonzo's base salary to a level more competitive with the median CEO salaries for the comparator companies set forth in Mercer's study. The Compensation Committee anticipates that any future increase in the CEO's base salary will be based on the Compensation Committee's assessment of the CEO's performance and its expectations as to his future contributions to the Company and salaries provided by comparator companies.

     In 1999, the Company also paid to Mr. Alonzo a cash bonus of $250,000 for 1998 services. In determining Mr. Alonzo's cash bonus, the Compensation Committee considered the Company's financial and operating performance in 1998, as well as the Company's efforts in attaining strategic objectives. Under the terms of his employment agreement, Mr. Alonzo will continue to be eligible for annual cash bonuses at the discretion of the Compensation Committee. The Compensation Committee anticipates that future cash bonuses paid to the CEO will be based primarily on the financial performance of the Company, as well as the individual performance of Mr. Alonzo in supporting the Company's financial performance and attainment of strategic Company objectives.

POLICY WITH RESPECT TO $1 MILLION DEDUCTION LIMIT

     The Company's executive compensation strategy is to be cost and tax effective. Therefore, the Company's policy is to avail itself of all proper deductions under the Internal Revenue Code, where practical, while maintaining the flexibility to approve compensation arrangements which it deems to be in the best interests of the Company and its stockholders, but which may not always qualify for full tax deductibility. Section 162(m) of the Internal Revenue Code generally imposes a $1 million per person annual limit on the amount the Company may deduct as compensation expense for its CEO and its four other highest paid officers. Although the total compensation of the executive officers did not exceed this deduction limitation in 1998, certain factors involved in the Company's compensation program may impact on whether the deduction limitation is exceeded in the future. The 1994 Incentive Plan is intended to permit compensation associated with stock options and stock appreciation rights to be excluded from the deduction limitations, but certain payments under the 1994 Incentive Plan, including grants of restricted stock, may be included as compensation for purposes of calculating the deduction limitation, potentially impacting the deduction limitation. In addition, under current Internal Revenue Service regulations, income attributable to options (and stock appreciation rights) granted under the Executive Stock Option Plan may not qualify for an exemption from the $1 million annual limit on deductible compensation imposed by
Section 162(m) of the Internal Revenue Code. To the extent the total non-exempt compensation paid (or deemed paid) by the Company to such an officer for a year exceeds $1 million, such excess is not deductible by the Company if the officer is employed by the Company as of the end of that year.

     As the Company moves forward in its efforts to create stockholder value in the years ahead, the Compensation Committee will continue to review, monitor and evaluate the Company's program for executive compensation to assure that it is internally effective in support of the Company's strategy, competitive in the marketplace to attract, retain and motivate the talent needed to achieve the Company's financial objectives, and appropriately rewards the creation of value on behalf of the Company's stockholders.

     This report has been provided by the Compensation Committee, which consists of the following members:

          John R. Kennedy, Chairman
          Donald J. Donahue
          Thomas F. McWilliams

                               PERFORMANCE GRAPH

     Set forth below is a graph comparing the total stockholder return on the Company's Common Stock, the Standard & Poor's 500 Composite Index, the Russell 2000 Index, the Dow Jones Industrials Index, and a group of the Company's current peers. The peer group consists of Brush Wellman, Inc., Mueller Industries, Inc., Olin Corporation, Wolverine Tube, Inc. and Maverick Tube, Inc. The graph illustrates total stockholder return at each of December 31, 1994, 1995, 1996, 1997 and 1998 and at February 28, 1999, of $100 invested at November 4, 1994 (the date the Common Stock began trading), and assumes reinvestment of all dividends. The return of each company in the peer group has been weighted according to its respective market capitalization.

 Measurement Period
    (Fiscal Year            Chase                                                                 Dow Jones
      Covered)            Industries        Peer Group         S&P 500         Russell 2000      Industrials
11/4/94                             100               100               100               100               100
12/31/94                          92.25             97.65             99.60             99.38            101.43
12/31/95                         126.25            144.63            137.02            127.65            138.79
12/31/96                         198.75            155.48            168.48            148.70            178.82
12/31/97                         255.00            217.84            224.67            181.95            223.37
12/31/98                         156.56            288.86            177.34            263.94            134.67
12/31/99                         120.94            291.58            165.14            268.25            114.98

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     To the Company's knowledge, set forth below is certain information, as of the Record Date, regarding ownership of Common Stock by (i) each person who beneficially owns 5% or more of the Common Stock, (ii) each director and executive officer of the Company and (iii) all directors and executive officers of the Company as a group. To the Company's knowledge, each person holds sole voting and investment power over the shares shown unless otherwise indicated. All of the stock information set forth in the table below and related notes has been adjusted to reflect the three-for-two split of the Company's outstanding Common Stock effective June 6, 1998 (the "Stock Split").

                                                              AMOUNT AND
                                                              NATURE OF    PERCENT OF
                            NAME                              OWNERSHIP     CLASS(1)
                            ----                              ----------   ----------
Citigroup Inc. .............................................  7,328,645(2)     48.1%(3)
  399 Park Avenue
  New York, New York 10043
Martin V. Alonzo............................................  1,466,606(4)     15.5%
  c/o Chase Industries Inc.
  14212 County Road M-50
  Montpelier, Ohio 43543
FMR Corp. ..................................................    796,400(5)      8.8%
  82 Devonshire Street
  Boston, Massachusetts 02109
The Prudential Insurance Company of America.................    607,050(6)      6.7%
  751 Broad Street
  Newark, New Jersey 07102-3777
Dimensional Fund Advisors Inc. .............................    544,700(7)      6.0%
  1299 Ocean Avenue, 11th Floor
  Santa Monica, CA 90401
Thomas F. McWilliams........................................      9,523(8)         *
Duane R. Grossett...........................................     49,500(9)         *
Michael T. Segraves.........................................     18,750(10)        *
Parry D. Katsafanas.........................................     12,600(11)        *
Donald J. Donahue...........................................     10,794(12)        *
John R. Kennedy.............................................     10,586(13)        *
Raymond E. Cartledge........................................     10,544(14)        *
Charles E. Corpening........................................      9,523(15)        *
William R. Toller...........................................      4,544(16)        *
All directors and executive officers as a group (10
  persons)..................................................  1,602,970(17)     16.7%

---------------

  *  Less than one percent

 (1) Based on 9,084,052 shares of Common Stock outstanding as of the Record
     Date.

 (2) Amount reported includes 6,150,118 shares of Nonvoting Common Stock held of record by Citicorp Venture Capital Ltd. ("CVC"). Each share of Nonvoting Common Stock is convertible into one share of Common Stock at the option of the holder thereof. See "Quorum and Voting" above. Based on information set forth in Amendment No. 1 to Schedule 13G dated February 3, 1999, filed with the SEC by Citigroup, Inc., Citicorp, Citibank, N.A. and CVC (the "Citigroup Schedule 13G"). The Citigroup Schedule 13G reflects that each of Citicorp, Citibank, N.A. and CVC, a wholly-owned subsidiary of Citibank N.A., which is a wholly-owned subsidiary of Citicorp, which is a wholly-owned subsidiary of Citigroup Inc., has shared voting power and shared dispositive power for 1,139,827 shares of Common Stock and that Citibank Inc. has shared voting power and shared dispositive power for 1,178,527 shares of Common Stock.

 (3) Gives effect to 6,150,118 shares of Nonvoting Common Stock held by CVC, which are not included for purposes of calculating the percentage ownership of any other stockholder. See note 2 above. Without giving effect to the outstanding Nonvoting Common Stock held by CVC such percentage would be 13.0%.

 (4) Excludes 37,500 shares of Common Stock held by Mr. Alonzo's wife, as to which Mr. Alonzo disclaims beneficial ownership. Includes 315,000 shares subject to stock options granted under the 1994 Incentive Plan and 55,762 shares subject to such options granted under the Executive Stock Option Plan, all of which currently are exercisable.

 (5) Based on information set forth in Amendment No. 1 to Schedule 13G dated February 1, 1999 (the "Fidelity Schedule 13G"), filed with the SEC by FMR Corp., Edward C. Johnson 3D, and Abigail P. Johnson. The Fidelity Schedule 13G reflects that (i) Fidelity Management & Research Company ("Fidelity"), a wholly owned subsidiary of FMR Corp. ("FMR"), is the beneficial owner of 796,400 shares of Common Stock as a result of acting as investment advisor to the Fidelity Low-Priced Stock Fund (the "LP Fund"), an investment company registered under Section 8 of the Investment Company Act of 1940,
     (ii) the LP Fund holds all 796,400 shares of the Common Stock reported,
     (iii) Edward C. Johnson 3D, FMR (through its control of Fidelity), and the LP Fund each has sole power to dispose of the 796,400 shares owned by the LP Fund, and (iv) sole voting power of the shares reported resides with the LP Fund's board of trustees. Fidelity carries out the voting of the shares under written guidelines established by the LP Fund's boards of trustees.

 (6) Based on information set forth in Amendment No. 1 to Schedule 13G dated January 26, 1999 (the "Prudential Schedule 13G"), filed with the SEC by The Prudential Insurance Company of America ("Prudential"). The Prudential
     Schedule 13G reflects that Prudential may have direct or indirect voting and/or investment discretion over 607,050 shares of Common Stock which are held for the benefit of Prudential's clients by its separate accounts, externally managed accounts, registered investment companies, subsidiaries and/or other affiliates. Of these 607,050 shares, Prudential has sole voting power and sole dispositive power for 165,600 shares and shared voting power and shared dispositive power for 441,450 shares.

 (7) Based on information set forth in Schedule 13G dated February 12, 1999 (the "DMF Schedule 13G"), filed with the SEC by Dimensional Fund Advisors Inc. ("DMF"). The DMF Schedule 13G reflects that DMF, an investment advisor registered under the Investment Advisors Act of 1940, serves as investment manager for certain other investment vehicles, including commingled group trusts (collectively, the "Portfolios") and, in its role as investment advisor and investment manager, possesses both voting and investment power over 544,700 shares of Common Stock, all of which are held by the Portfolios and beneficial ownership of which is disclaimed by DMF.

 (8) Includes 3,523 shares subject to stock options granted under the Non-Employee Director Stock Option Plan and 6,000 shares subject to stock options granted under the 1994 Incentive Plan, all of which currently are exercisable. Excludes 223,045 shares of Common Stock held by a family trust in which shares Mr. McWilliams has an indirect pecuniary interest but not a beneficial ownership interest under Rule 13d-3 of the Securities Act of 1933.

 (9) Includes 45,000 shares subject to stock options granted under the 1994 Incentive Plan that currently are exercisable.

(10) Includes 18,000 shares subject to stock options granted under the 1994 Incentive Plan that currently are exercisable.

(11) Consists solely of stock options granted under the 1994 Incentive Plan that currently are exercisable.

(12) Includes 1,544 shares subject to stock options granted under the Non-Employee Director Stock Option Plan and 6,000 shares subject to stock options granted under the 1994 Incentive Plan, all of which currently are exercisable.

(13) Consists of 3,086 shares subject to stock options granted under the Non-Employee Director Stock Option Plan that currently are exercisable and 6,000 shares subject to stock options granted under the 1994 Incentive Plan, all of which currently are exercisable.

(14) Includes 1,544 shares subject to stock options granted under the Non-Employee Director Stock Option Plan that currently are exercisable and 6,000 shares subject to stock options granted under the 1994 Incentive Plan that are exercisable within 60 days of the Record Date.

(15) Consists solely of 3,523 shares subject to stock options granted under the Non-Employee Director Stock Option Plan that currently are exercisable and 6,000 shares subject to stock options granted under the 1994 Incentive Plan that are exercisable within 60 days of the Record Date.

(16) Consists solely of 1,544 shares subject to stock options granted under the Non-Employee Director Stock Option Plan and 3,000 shares subject to stock options granted under the 1994 Incentive Plan, all of which currently are exercisable.

(17) Includes 494,126 shares subject to stock options that currently are exercisable or that are exercisable within 60 days of the Record Date.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Company and each of CVC and Mr. Alonzo are parties to a Registration Rights Agreement (the "Registration Rights Agreement") pursuant to which each of CVC and Mr. Alonzo are entitled to require the Company to file a registration statement under the Securities Act of 1933 ("Securities Act") covering the sale of some or all of the shares of Common Stock held by CVC and Mr. Alonzo, subject to certain conditions. Pursuant to the Registration Rights Agreement, the Company may be required to file on behalf of each of CVC and Mr. Alonzo an unlimited number of registration statements on Form S-2 or Form S-3 under the Securities Act, when available. At any time that the Company is not eligible to use a Form S-2 or Form S-3 registration statement, CVC and Mr. Alonzo also may require the Company to file a registration statement on their behalf on an appropriate registration form, provided that the Company will not be required to effect more than two such registrations on behalf of CVC or one such registration on behalf of Mr. Alonzo during the term of the Registration Rights Agreement. All such demand registrations require that the registration statement relate to a minimum of, in the case of CVC, 5% of the outstanding Common Stock or, in the case of

Mr. Alonzo, 2% of the outstanding Common Stock. In addition, in the event the Company proposes to register any of its shares of Common Stock under the Securities Act, CVC and Mr. Alonzo will be entitled to require the Company to include all or a portion of their shares in such registration, subject to certain conditions. Each demand registration pursuant to the Registration Rights Agreement must be at least 180 days apart.

     Generally, all fees, costs and expenses of any registration under the Registration Rights Agreement will be borne by the Company, provided that CVC and Mr. Alonzo will be required to bear their respective pro rata share of underwriting discounts and commissions. CVC and Mr. Alonzo may assign their respective rights under the Registration Rights Agreement to persons to whom they transfer or otherwise assign shares of the Common Stock that they hold, provided that the shares transferred or assigned to that person represent five percent or more of the outstanding Common Stock on a fully-diluted basis at the time of transfer.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Based solely on a review of the copies of Forms 3, 4, and 5 required to be filed with the Securities and Exchange Commission pursuant to Section 16(a) of the Exchange Act, and written representations from the Company's executive officers and directors, the Company believes that all persons who were subject to Section 16(a) of the Exchange Act during 1998 complied with the filing requirements thereof.

                                  PROPOSAL 2.

                            RATIFICATION OF AUDITORS

     The Board of Directors has selected PricewaterhouseCoopers LLP as the auditors of the Company for the current fiscal year. Coopers & Lybrand L.L.P., predecessor company of PricewaterhouseCoopers LLP, has audited the Company's financial statements since the Company was formed in 1990. The Company expects that representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting to respond to appropriate questions and will have an opportunity to make a statement if they desire to do so.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS OF THE COMPANY VOTE FOR THE RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY'S AUDITORS FOR 1999.

                                 OTHER BUSINESS

     Management knows of no other matters that will come before the Annual Meeting. However, if other matters do come before the Annual Meeting, as permitted by Rule 14a-4(c) of the Exchange Act the Proxy holders will vote in accordance with their best judgment.

                 STOCKHOLDER PROPOSALS FOR NEXT ANNUAL MEETING

     To qualify for inclusion in the proxy statement and form of proxy relating to the 2000 annual meeting of stockholders, pursuant to Rule 14a-8 of the Exchange Act a proposal intended by a stockholder for presentation at that meeting must be received by the Company at its principal executive offices on or before December 4, 1999. Pursuant to Rule 14a-4(c) of the Exchange Act, the Board of Directors may exercise discretionary voting authority under proxies solicited by it with respect to any matter properly presented by a stockholder at the Company's 2000 annual meeting that the stockholder does not seek to have included in the Company's proxy statement pursuant to Rule 14a-8 of the Exchange Act if (except as described in the following sentence) the proxy statement discloses the nature of the matter and how the Board of Directors intends to exercise its discretion to vote on such matter, unless the Company is notified of the proposal on or prior to February 21, 2000, and the stockholder satisfies the other requirements of Rule 14a-4(c)(2). If the Company first receives notice of such matter after February 21, 2000, the Board of Directors may exercise discretionary voting authority with respect to any such matter, without including any discussion of the matter in the proxy statement for the 2000 annual meeting. The Company reserves the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with the requirements described above and other applicable requirements.

                                    GENERAL

     Solicitation of Proxies may be made by mail, personal interview, telephone, or telegraph by officers, directors, and regular employees of the Company. The Company also may request banking institutions, brokerage firms, custodians, nominees, and fiduciaries to forward solicitation material to the beneficial owners of the Common Stock that those companies or persons hold of record, and the Company will reimburse the forwarding expenses. The Company will bear all costs of solicitation.

     The Company's Annual Report to Stockholders for the year ended December 31, 1998, and the Company's Form 10-K for the year ended December 31, 1998, are being sent to stockholders with this Proxy Statement and do not form any part of the material for the solicitation of proxies.

     A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS INCLUDED AS PART OF THE COMPANY'S ANNUAL REPORT TO STOCKHOLDERS WHICH ACCOMPANIED THIS PROXY STATEMENT. ADDITIONAL COPIES OF THE FORM 10-K WILL BE SENT TO ANY STOCKHOLDER WITHOUT CHARGE UPON WRITTEN REQUEST ADDRESSED TO MICHAEL T. SEGRAVES, SECRETARY, AT THE OFFICES OF THE COMPANY, 14212 COUNTY ROAD M-50, MONTPELIER, OHIO 43543.

     IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO COMPLETE, SIGN AND RETURN THE PROXY IN THE ENCLOSED POSTAGE-PAID, ADDRESSED ENVELOPE.

                                            By Order of the Board of Directors
                                            /s/MICHAEL T. SEGRAVES

                                            MICHAEL T. SEGRAVES
                                            Secretary

Montpelier, Ohio
April 2, 1999

PROXY                        CHASE INDUSTRIES INC.                         PROXY
               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

     The undersigned hereby appoint(s) Martin V. Alonzo and Thomas F. McWilliams, or any of them, lawful attorneys and proxies of the undersigned with full power of substitution, for and in the name place and stead of the undersigned to attend Annual Meeting of Stockholders of Chase Industries Inc. (the "Company") to be held at the offices of Fulbright & Jaworski L.L.P., 666 5th Avenue, 31st Floor, Room GH, New York, New York, on Tuesday, May 25, 1999, at 10:00 a.m., EDT, and any adjournment(s) or postponements(s) thereof, with all powers the undersigned would possess if personally present and to vote the number of votes the undersigned would be entitled to vote if personally present.

                        (TO BE SIGNED ON THE OTHER SIDE)



--------------------------------------------------------------------------------
                            - FOLD AND DETACH HERE -

                                                                PLEASE MARK  [X]
                                                                YOUR VOTE AS
                                                                INDICATED IN
                                                                THIS EXAMPLE

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DESCRIBED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

       THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS 1 AND 2.

PROPOSAL 1 - THE ELECTION OF DIRECTORS

   FOR all nominees            WITHHOLD             Nominees: Martin V. Alonzo, Raymond E. Cartledge, Charles E. Corpening,
  listed to the right          AUTHORITY            Donald J. Donahue, John R. Kennedy, Thomas F. McWilliams, William R. Toller
  (except as marked     to vote for all nominees
   to the contrary)       listed to the right       Instruction: To withhold authority to vote for any individual nominee, write that nominee's name here:
        [ ]                      [ ]
                                                    --------------------------------------------------------------------------------

PROPOSAL 2 - RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS L.L.P.         The undersigned hereby revokes any proxies
             AS THE INDEPENDENT AUDITORS OF THE COMPANY FOR 1999.                     heretofore given to vote upon or act with
                                                                                      respect to such shares and hereby ratifies and
                    FOR             AGAINST           ABSTAIN                         confirms all that said attorneys, proxies, the
                    [ ]               [ ]               [ ]                           substitutes or any of them may lawfully do by
                                                                                      virtue hereof.
                                                                                      PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY
                                                                                      CARD PROMPTLY, USING THE ENCLOSED ENVELOPE,
                                                                                      THANK YOU.


                                                                                      Date
                                                                                          ------------------------------------------

                                                                                      ----------------------------------------------
                                                                                                       Signature(s)


                                                                                      NOTE: Please sign exactly as your name appears
                                                                                      hereon. When shares are held by joint tenants,
                                                                                      both should sign. When signing as attorney,
                                                                                      executor, administrator, trustee or
                                                                                      corporation, please sign in full corporate
                                                                                      name by president or other authorized person.
                                                                                      If a partnership, please sign in partnership
                                                                                      name by authorized person.



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                            - FOLD AND DETACH HERE -